PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:Brad Pedersen

CEO, President, and Director

Phone:  973-602-1001

______________________________________________________________________

BREEZE-EASTERN REPORTS FISCAL 2015 THIRD QUARTER FINANCIAL RESULTS

Whippany, New Jersey – January 29, 2015 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2015 third quarter financial results.

For the fiscal 2015 third quarter:

•	Net sales: $23.2 million versus $22.6 million for fiscal 2014 third quarter.

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Net income: $9.0 million, or $0.91 per diluted share, versus $1.7 million, or $0.17 per diluted share, for the same period last year.  The significant improvement in net income for the third quarter of fiscal 2015 resulted from improved margins (42.4% this quarter versus 37.3% in the same quarter last fiscal year), lower engineering expenses ($1.1 million this fiscal year versus $2.5 million in the same period last fiscal year), from a $1.2 million property tax refund and from the recording of a $5.0 million research & development tax credit. Excluding the impact of the property tax refund and the research and development tax credit, net income for the third quarter of fiscal 2015 would have been $3.3 million or $0.33 per diluted share versus $0.17 per diluted during the third quarter of fiscal year 2014.

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Gross profit margin: the improvement in gross profit from 37.3% in the third quarter of last fiscal year to this year third quarter of 42.4% was primarily due to increased spare parts volume and also to higher profitability for spare parts and overhaul & repair.

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Other (income) expense: $1.2 million other income, versus $23 thousand of other expense for the third quarter of fiscal 2014. Fiscal  2015 other income mainly represents a refund received from a real estate property tax review and assessment reduction on real estate classified on the balance sheet as an asset held for sale. The period covered by this refund is from 1997 to 2010.

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Income tax (benefit) provision: $2.7 million income tax benefit versus an income tax provision of $1.0 million for the same period last year.  Fiscal 2015 third quarter includes a $5.0 million benefit for recording a research & development tax credit.  This tax credit was recorded after a qualitative and quantitative analysis was completed this quarter, and is related to previously unclaimed qualifying research & development expenses incurred during the period 2001 to 2013.

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Adjusted EBITDA, (as defined below in “Non-GAAP Financial Measures”):  $5.7 million, versus $3.1 million in the third quarter of fiscal 2014.  The improvement in Adjusted EBITDA from fiscal year 2014 to fiscal year 2015 resulted primarily from higher margins and lower engineering expenses.

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Bookings:  $16.5 million, versus $32.8 million in the fiscal 2014 third quarter. The orders received during last fiscal year included $8.5 million of increased pricing and contract scope for the Airbus A400M military transport aircraft. Backlog at

35 Melanie Lane ● Whippany ● New Jersey 07981

Tel:  (973) 602-1001 ● Fax:  (973) 739-9333 ● www.breeze-eastern.com

Breeze-Eastern Corporation – January 29, 2015

Fiscal 2015 Third Quarter Earnings ReleasePage 2 of 6

December 31, 2014 was $119.8 million compared with $119.5 million at the beginning of the fiscal year. The third quarter book-to-bill ratio was 0.7 for fiscal 2015 versus 1.5 for the same period last year.  When excluding this increased pricing and contract scope impact of $8.5 million, the book to bill ratio was 1.1 for the three months ended December 31, 2013 versus 0.7 for the three months ended December 31, 2014.

•	Cash net of Debt: $15.7 million, versus $3.4 million a year ago and $6.0 million at the beginning of the fiscal year.

For the fiscal 2015 first nine months:

•	Net sales: $58.8 million versus $57.7 million for the fiscal 2014 first nine months.

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Net income: net income of $9.5 million, or $0.96 per diluted share, versus net income of $2.8 million, or $0.29 per diluted share, for the same period last year.  Excluding the research & development tax credit, the executive transition costs, the environmental reserve reductions, the internal re-organization costs, and the real estate tax refund mentioned previously, net income for the first nine months of fiscal 2015 would have been $4.1 million or $0.41 per diluted share versus net income of $2.2 million, or $0.23 per diluted share for the first nine months of fiscal 2014.  Excluding these items mentioned previously, the improvement in net income from $2.2 million to $4.1 million resulted from improved margins (38.1% this fiscal year versus 35.8% in the same period last fiscal year) and from a reduction in engineering expenses.

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Gross profit margin: gross profit improved from 35.8% during the first nine months of fiscal year 2014 to 38.1% during the same period this fiscal year primarily as a result of higher margins on spare part sales, overhaul & repair, and billable engineering.

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SG&A: $11.2 million or 19% of sales versus $9.7 million or 17% of sales last year. When excluding for the first nine months executive transition costs ($0.7 million for fiscal 2015 and for fiscal 2014 $0.2 million), and the environmental benefit from reserve reductions ($0.4 million for fiscal 2015 and $1.2 million for fiscal 2014), the SG&A for the first nine months of fiscal 2015 amounts to $11.0 million, and $10.7 million for the same period last year.

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Engineering: $5.1 million versus $6.2 million for the fiscal 2014 first nine months. Excluding costs incurred for an internal re-organization in fiscal 2015, the engineering expenses would have been $4.8 million versus $6.2 million for the first nine months of fiscal 2014.

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Other (income) expense: $1.1 million other income, versus $0.1 million of other expense for the same period last year. Fiscal  2015 other income mainly represents a refund  received from a real estate property tax review and assessment reduction on real estate classified on the balance sheet as an asset held for sale.

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Income tax (benefit) provision: $2.4 million income tax benefit versus an income tax provision of $1.7 million for the first nine months of fiscal 2014.  Fiscal 2015 includes a $5.0 million benefit recorded for a research & development tax credit.

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Adjusted EBITDA:  $7.6 million versus $5.8 million in the fiscal 2014 first nine months. Excluding the executive transition costs, the environmental reserve reductions, and the internal re-organization costs mentioned previously, Adjusted EBITDA for the first nine months would have been $8.1 million for fiscal 2015 on $58.8 million of sales versus $4.8 million for fiscal 2014 on $57.7 million of sales.

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Bookings: $59.2 million versus $70.6 million in the fiscal 2014 first nine months. The book-to-bill ratio for the fiscal 2015 first nine months was 1.0 versus 1.2 in the first nine months of fiscal 2014. The orders received during last fiscal year included $8.5 million of increased pricing and contract scope for the Airbus A400M military transport aircraft.  When excluding this increased pricing and contract scope impact of $8.5 million, the book to bill ratio was 1.1 for the nine months ended December 31 2013 versus 1.0 for the nine months ended December 2014.

Brad Pedersen, President and Chief Executive Officer, said, "Today, we reported fiscal 2015 third quarter results which were in line with our expectations. Our third quarter fiscal 2015 gross profit margins exceeded last fiscal year mainly as a result of higher volume and higher margin of spare sales and higher margin on overhaul & repair. Our engineering expenses were lower than the same period last fiscal year and some of these expenses are transitioning to the development of new and improved products by our Innovation Center staff in Virginia. Our sales for the first nine months of $58.8 million increased 2% above the same period last fiscal year.  This is primarily due to new production sales to Airbus. Our gross profit margins for the first nine months are also favorable versus last fiscal year as expected, also resulting in improved Adjusted EBITDA.”

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Mr. Pedersen continued, “During the last quarter, we continued to make progress toward completing our major new product development projects. We are also accelerating the development of new innovative products at our Virginia based Innovation Center with the addition of a Vice President of Product Development, a Vice President of Business Development and new strategic partners.”

Serge Dupuis, Chief Financial Officer, said, “Our balance sheet continues to be very strong. The company generated $9.4 million in cash flow from operations since the beginning of the fiscal year, and the Company continues to have no debt.”

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The Company will conduct a conference call at 10:00 AM ET on Thursday, January 29, 2015 with the following numbers:  (866) 318-8611 or (617) 399-5130 and passcode 60816450.

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We are pleased to introduce a mobile phone and tablet friendly Investor Relations site.  Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems.  The Company employs approximately 170 people at its facility in Whippany, New Jersey and in Fredericksburg, Virginia.

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Accounting Principles generally accepted in the United States of America (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense).  The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance.  Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company's industry to evaluate performance and valuation.  The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP.  Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company's cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company's debt, and (iii) it does not reflect changes in, or cash requirements for, the Company's working capital.  Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above.  Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and nine months ended December 31, 2014 and 2013 is shown in the tables below.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and

Breeze-Eastern Corporation – January 29, 2015

Fiscal 2015 Third Quarter Earnings ReleasePage 4 of 6

economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission ("SEC") filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2014, as filed with the SEC on June 5, 2014. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

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BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended		Nine Months Ended
	12/31/14	12/31/13	12/31/14	12/31/13

Net sales	$ 23,239	$ 22,628	$ 58,829	$ 57,660
Cost of sales	13,395	14,189	36,434	37,003
Gross profit	9,844	8,439	22,395	20,657

Selling, general, and administrative expenses	3,578	3,198	11,246	9,739
Engineering expense	1,071	2,516	5,117	6,245
Operating income	5,195	2,725	6,032	4,673

Interest expense	8	8	24	41
Other (income) expense-net	(1,200)	23	(1,138)	74
Income before income taxes	6,387	2,694	7,146	4,558

Income tax (benefit) provision	(2,657)	1,024	(2,376)	1,732
Net income	$ 9,044	$ 1,670	$ 9,522	$ 2,826

Basic earnings per share:	$ 0.92	$ 0.17	$ 0.98	$ 0.29
Diluted earnings per share:	$ 0.91	$ 0.17	$ 0.96	$ 0.29

Weighted average basic shares	9,816,000	9,667,000	9,766,000	9,625,000
Weighted average diluted shares	9,963,000	9,797,000	9,945,000	9,733,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	12/31/14	3/31/14

Cash	$ 15,736	$ 6,021
Other current assets	46,841	49,576
Total current assets	62,577	55,597
Fixed assets – net	5,585	6,332
Other assets	20,896	17,864
Total assets	$ 89,058	$ 79,793

Current portion of long-term debt and short term borrowings	$ -	$ -
Other current liabilities	15,453	15,889
Total current liabilities	15,453	15,889
Long-term debt	-	-
Other non-current liabilities	12,102	13,420
Stockholders' equity	61,503	50,484
Total liabilities and stockholders' equity	$ 89,058	$ 79,793

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Reconciliation of Reported Income to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	12/31/14	12/31/13	12/31/14	12/31/13

Net sales	$ 23,239	$ 22,628	$ 58,829	$ 57,660
Cost of sales	13,395	14,189	36,434	37,003
Gross profit	9,844	8,439	22,395	20,657

Selling, general and administrative expenses	3,578	3,198	11,246	9,739

Engineering expense	1,071	2,516	5,117	6,245
Operating income	5,195	2,725	6,032	4,673

Add back: Depreciation and amortization	459	380	1,537	1,129
Adjusted EBITDA	$ 5,654	$ 3,105	$ 7,569	$ 5,802

Net income	$ 9,044	$ 1,670	$ 9,522	$ 2,826
Income tax (benefit) provision	(2,657)	1,024	(2,376)	1,732
Depreciation and amortization	459	380	1,537	1,129
Interest expense	8	8	24	41
Other (income) expense-net	(1,200)	23	(1,138)	74
Adjusted EBITDA	$ 5,654	$ 3,105	$ 7,569	$ 5,802